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FOR IMMEDIATE RELEASE

Investor Contact:   Julie Lorigan
                    617 949-7589
                    lorigan@openmarket.com


                  OPEN MARKET ADOPTS SHAREHOLDER RIGHTS PLAN

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Cambridge, MA-- January 26, 1998--Open Market, Inc. (NASDAQ: OMKT)  announced that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed on February 12, 1998 as a dividend at the rate of one Right for each share of Open Market common stock outstanding as of the close of business on that date.

"The Rights Plan is designed to allow all shareholders of Open Market to realize the long-term value of their investment in the Company and will not restrict consideration by the Board of any offer on terms favorable to all shareholders," said Shikhar Ghosh, Chairman of the Board of Directors of Open Market.

According to Ghosh, Open Market's Board adopted the plan as a means of deterring possible coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders.

"Abusive tactics can unfairly pressure shareholders and squeeze them out of their investment without giving them any real choice," said Ghosh. "The Board acted prudently to ensure that shareholders in such a situation could not be deprived of the full value of their shares. While we strongly believe that independence is the best way to maximize the value for all of our stockholders, in the event of an unsolicited takeover attempt, rights plans can enhance the value of stockholders' shares." Mr. Ghosh said that similar plans have been adopted by over 1,993 public companies.

Each Right will entitle the Open Market stockholders to purchase one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $65.00. The Rights will be exercisable if another party acquires or announces its intention to acquire beneficial ownership of 18% or more of Open Market's common stock. Such percentages may, at the Board's discretion, be lowered, although in no event below 10%.

In the event of such an acquisition or similar event as described in the plan, each Right, except those owned by the 18% or more stockholder, will enable the holder of the Right to purchase that number of shares of Open Market common stock
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which equals the exercise price of the Right divided by one-half of the market price of such common stock.

In addition, if Open Market is involved in a merger or other transaction with another party in which it is not the surviving corporation, or it sells or transfers 50% or more of its assets or earning power to another party, each Right will entitle its holder to purchase that number of shares of common stock of the other party which equals the exercise price of the Right divided by one-half of the market price of such common stock.

The Rights will expire on the close of business on January 26, 2008 unless earlier redeemed or exchanged by the Company as described in the Shareholder Rights Plan.

The Company will be entitled to redeem the Rights at $.001 per Right at any time until the 10th day following public announcement that an 18% stock position has been acquired and in certain other circumstances.

More About Open Market

Founded in 1994, Open Market, Inc. (NASDAQ:OMKT) provides high-performance software products and services that allow its customers to engage in business-to-consumer and business-to-business Internet commerce, information commerce, and commercial publishing. Among Open Market's distinguished roster of customers are the world's largest telecommunications firms and publishing companies, among others. The Company is headquartered in Cambridge, Massachusetts, with offices worldwide. For more information, call 888.OPEN.MKT or visit http://www.openmarket.com.

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